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                                                                   EXHIBIT 3.7

                          CERTIFICATE OF INCORPORATION

                                       OF

                              H&S ACQUISITION CORP.

          THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware, hereby certifies that:

          FIRST: The name of the Corporation is H&S Acquisition Corp.

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act of activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended.

          FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is One Thousand (1,000), all of which shares shall be Common Stock having a par value of $0.01.

          FIFTH: The name and mailing address of the incorporator is Stuart
C. Hirsch, c/o Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

          SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in these articles of incorporation, by-laws of the Corporation may be adopted, amended or repealed by a majority of the board of directors of the Corporation, but any by-laws adopted by the board of directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be by written ballot.

          SEVENTH: The Corporation shall indemnify, to the full extent permitted by Section 145 of the General

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Corporation Law of Delaware, as amended from time to time, all persons whom it may indemnify pursuant thereto. No director shall be personally liable to the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of Delaware or any amendment thereto or successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, such director (i) shall have breached his or her duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Seventh nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Seventh, shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

          IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 8th day of May, 1998.


                                                     /s/ Stuart C. Hirsch
                                                     ---------------------------
                                                     Stuart C. Hirsch
                                                     Sole Incorporator

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